EXHIBIT 12.2

CENTRAL HUDSON GAS & ELECTRIC CORPORATION
Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Dividends

		2011			2010		Year Ended December 31,
		3 Months	9 Months	12 Months	3 Months	9 Months
		Ended	Ended	Ended	Ended	Ended
	Earnings: ($000)	Sept 30	Sept 30	Sept 30	Sept 30	Sept 30	2010	2009	2008	2007	2006
A.	Net income	$11,665	$31,676	$41,420	$9,740	$36,374	$46,118	$32,776	$27,238	$33,436	$34,871
B.	Federal and State Income Tax	7,853	20,858	23,359	6,311	24,125	26,626	21,142	19,273	20,326	21,528
C.	Earnings before Income Taxes	$19,518	$52,534	$64,779	$16,051	$60,499	$72,744	$53,918	$46,511	$53,762	$56,399
D.	Fixed Charges
	Interest on Other-Long-Term Debt	5,872	17,668	23,042	4,785	14,371	19,745	18,830	20,518	18,653	16,425
	Other Interest	1,369	3,919	5,405	1,086	3,927	5,413	5,253	4,495	4,378	3,622
	Interest Portion of Rents(1)	182	542	694	183	526	678	635	788	898	818
	Amortization of Premium & Expense on Debt	261	820	1,058	227	675	913	956	982	963	991
	Total Fixed Charges	$7,684	$22,949	$30,199	$6,281	$19,499	$26,749	$25,674	$26,783	$24,892	$21,856

E.	Total Earnings	$27,202	$75,483	$94,978	$22,332	$79,998	$99,493	$79,592	$73,294	$78,654	$78,255

	Preferred Dividend Requirements:
F.	Allowance for Preferred Stock Dividends Under IRC Sec. 247	$242	$727	$970	$242	$727	$970	$970	$970	$970	$970
G.	Less Allowable Dividend Deduction	(32)	(96)	(127)	(32)	(96)	(127)	(127)	(127)	(127)	(127)
H.	Net Subject to Gross-Up	210	631	843	210	631	843	843	843	843	843
I.	Ratio of Earnings before Income Taxes to Net Income (C/A)	1.673	1.658	1.564	1.648	1.663	1.577	1.645	1.708	1.608	1.617
J.	Preferred Dividend (Pre-tax) (H x I)	351	1,046	1,318	346	1,049	1,329	1,387	1,440	1,356	1,363
K.	Plus Allowable Dividend Deduction	32	96	127	32	96	127	127	127	127	127
L.	Preferred Dividend Factor	383	1,142	1,445	378	1,145	1,456	1,514	1,567	1,483	1,490
M.	Fixed Charges (D)	7,684	22,949	30,199	6,281	19,499	26,749	25,674	26,783	24,892	21,856
N.	Total Fixed Charges and Preferred Dividends	$8,067	$24,091	$31,644	$6,659	$20,644	$28,205	$27,188	$28,350	$26,375	$23,346

O.	Ratio of Earnings to Fixed Charges (E/D)	3.5	3.3	3.2	3.6	4.1	3.7	3.1	2.7	3.2	3.6
P.	Ratio of Earnings to Fixed Charges and Preferred Dividends (E/N)	3.4	3.1	3.0	3.4	3.9	3.5	2.9	2.6	3.0	3.4

(1)	The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.